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                                                              EXHIBIT 99.2



Financial Contact: Marilyn Lattin, 650-933-5070       FOR IMMEDIATE RELEASE
                   Director, Investor Relations
                   mlattin@corp.sgi.com

Media Contact:     Kevin Burr, 650-933-5411
                   Director, Public Relations
                   kburr@corp.sgi.com


                   SILICON GRAPHICS ANNOUNCES LEADERSHIP TRANSITION

MOUNTAIN VIEW, Calif. (Oct. 29, 1997)   Silicon Graphics, Inc. (NYSE:SGI)
today announced that Edward R. McCracken, chairman and chief executive officer, has informed the board of directors of his intention to step down from his role as chief executive officer. McCracken has agreed at the request of the board of directors to continue as chairman and chief executive officer during the search for a successor.

"I've decided that now is the right time for the company and for me personally to make a change," said McCracken. "When I joined Silicon Graphics in 1984, it was a one-hundred person graphics company with great people and ambitious objectives. Today we are the world's leader not only in graphics but in the entire high-performance computing market. I've been proud to be associated with the talented and innovative people of Silicon Graphics, and I'm looking forward to continuing in a strategic role with the company. I'm very confident that Silicon Graphics will continue to grow under new leadership, and I'm committed to making the transition successful."

James A. McDivitt, a member of the board of directors since 1987, said, "The board understands and respects Ed's decision to change his role in the company at this time. Ed has made a remarkable contribution in building Silicon Graphics, and we value his vision and achievements. The board has been closely involved in reviewing the strategy and operations of the company and is highly confident about its future success. We believe the company is addressing the operational issues that have affected its performance and want to express our support for the management team in implementing the company's plans."

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Silicon Graphics, Inc. is a leading supplier of high-performance interactive computing systems. Silicon Graphics and its subsidiaries have offices throughout the world and corporate headquarters in Mountain View, California.

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MEDIA CONTACTS:                                   FOR IMMEDIATE RELEASE
Kevin Burr, 650-933-5411
kburr@corp.sgi.com

John Thompson, 650-933-8515
jt@corp.sgi.com


            SILICON GRAPHICS EXECUTIVE VICE PRESIDENT GARY LAUER RESIGNS;
               ROBERT EWALD TO SERVE AS ACTING CHIEF OPERATING OFFICER

MOUNTAIN VIEW, Calif. (Oct. 29, 1997) -- Silicon Graphics, Inc. (NYSE:SGI) today announced that Gary L. Lauer has resigned as executive vice president of Worldwide Field Operations and as president of the company's World Trade Corporation. The company also announced that Robert H. Ewald, executive vice president of Computer Systems, will serve as acting chief operating officer, with responsibility for product development and manufacturing, sales and marketing.

"Gary has made a major contribution to Silicon Graphics," said Edward R. McCracken, chairman and chief executive officer of Silicon Graphics. "He has been instrumental in building a sales organization that has driven our growth over the past nine years."

Lauer joined Silicon Graphics in July 1988 as vice president of North American Marketing and went on to build the company's U.S. sales organization
as senior vice president of North American Field Operations.   He became
executive vice president, running Worldwide Field Operations, in July 1995.

"I've asked Bo to step into this broader operating role while we seek new leadership for the sales and marketing organization," said McCracken. "This acting assignment, in addition to Bo's other duties running product development and manufacturing operations, ensures a hands-on approach to our core operations during this transition period."

Silicon Graphics, Inc. is a leading supplier of high-performance interactive computing systems. Silicon Graphics and its subsidiaries have offices throughout the world and headquarters in Mountain View, California.


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Financial Contact: Marilyn Lattin, 650-933-5070           FOR IMMEDIATE RELEASE
                   Director, Investor Relations
                   mlattin@corp.sgi.com

Media Contact:     Kevin Burr, 650-933-5411
                   Director, Public Relations
                   kburr@corp.sgi.com


             SILICON GRAPHICS ANNOUNCES RESTRUCTURING PROGRAM

MOUNTAIN VIEW, Calif. (Oct. 29, 1997) -- Silicon Graphics, Inc. (NYSE:SGI) today announced that it will implement a restructuring program in the December quarter to reduce its operating expense levels. The company said the restructuring moves will enable it to operate more efficiently and profitably, while increasing its investment in next-generation programs.

The program will include a reduction in workforce that is expected to eliminate 700 to 1,000 positions worldwide, including contractors. The company expects to take a restructuring charge in the current quarter of approximately $50 million, the majority of which is attributable to the workforce reductions.

Silicon Graphics, Inc. is a leading supplier of high-performance interactive computing systems. Silicon Graphics and its subsidiaries have offices throughout the world and headquarters in Mountain View, California.